EXHIBIT 4.5

IRON BRIDGE MORTGAGE FUND LLC Class Allocation Selection Supplement

FORM OF AGREEMENT — SPECIMEN

This Class Allocation Selection Supplement (this “Agreement”) is entered into as of ____________________, 20____, by and between Iron Bridge Mortgage Fund LLC, an Oregon limited liability company (the “Company”), acting by and through its manager, Iron Bridge Management Group LLC (the “Manager”), and the undersigned member or prospective member of the Company (the “Member”).

This Agreement is entered into in connection with the Member’s Subscription Agreement with the Company and constitutes the agreement in writing between the Manager and the Member establishing the Member’s Target Class Allocation under Section 4.1(c) of the Company’s Fourth Amended and Restated Operating Agreement (as amended, restated, or otherwise modified from time to time, the “Operating Agreement”). Capitalized terms used but not defined herein have the meanings given to them in the Operating Agreement.

Member and Account Information

Investor / Member Name: ________________________________________________

Account ID(s): ________________________________________________

Primary Contact: ________________________________________________

1. Target Class Allocation

The Member and the Manager agree that the Member’s Target Class Allocation shall be as stated in this Section 1. The Target Class Allocation is the maximum intended percentage of the Member's total Class B, Class C and Class D Units that may be held in Class B Units, with the balance held in Class C and/or Class D Units as indicated below:

Class of Units	Target Allocation	Description
Class B	Up to ______ % (maximum)	Because Class B reinvestment will outpace the reinvestment of other Units this will act as a maximum or cap. Once maximum is reached, Manager may exchange excess Class B Units for Class C Units.
Class C	Balance of total Units not held in Class B or Class D.	Class B Units that are “rebalanced” will be exchanged for Class C Units, making it the default class.
Class D	Only As Directed	Class D Units will only be issued as an exchange for Class B Units or Class C Units as directed in writing by the Member and accepted by the Manager. Not part of automatic rebalancing.

Iron Bridge Mortgage Fund LLC · Iron Bridge Management Group LLC, Manager · Confidential.

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For example, assume the Target Class Allocation is set at 40% Class B Units, 200 Class D Units and the balance in Class C Units, with the Member starting with 400 Class B Units, 400 Class C Units and 200 Class D Units. After a year of reinvesting distributions at the target preferred return, the Member would have 436 Class B Units, 424 Class C Units and 210 Class D Units. The ratio of the Units is then 40.75% Class B Units, 39.63% Class C Units and 19.63% Class D Units. To rebalance the Units according to the Target Class Allocation, the Manager may exchange 8 Class B Units for Class C Units, resulting in the Member owning 428 Class B Units (40%), 432 Class C Units and 210 Class D Units.

The Target Class Allocation stated above is fixed and shall remain in effect until a modification is agreed upon in writing by both the Company and the Member. If the Member holds only one of Class B, Class C, or Class D Units and subsequently purchases Units of another such class, the Target Class Allocation shall be set at the time of that subsequent purchase. Class A Units are not subject to, and are excluded from, the Target Class Allocation. The Member’s Target Class Allocation is elected by the Member and is subject to acceptance by the Manager, and becomes effective only upon execution of this Agreement by both the Member and the Company.

2. Acknowledgment of Rebalancing Mechanism

The Member acknowledges and agrees that, pursuant to Section 4.1(c) of the Operating Agreement, the Manager has the right, but not the obligation, in connection with each monthly reinvestment of distributions and at such other times as the Manager may determine in its reasonable discretion, to reallocate the Member’s Units among Class B, Class C, and/or Class D Units in order to maintain or restore the Member’s Target Class Allocation. Any such rebalancing shall be affected through the exchange of Units at the then-applicable NAV per Unit, on an equal-NAV, Unit-for-Unit basis. Such exchange shall not change the aggregate NAV of the Member’s Units solely by reason of the rebalancing. No further consent shall be required from the Member, and the exchange shall be reflected on the books and records of the Company and the Schedule of Members. Class A Units are not subject to rebalancing.

3. Related Accounts (optional)

Check and complete if applicable. [  ] The Member elects that the Target Class Allocation and the rebalancing described above be applied to the Member’s Units together with the Units held in the related accounts identified below (such as accounts held by family members or entities under common control of the same investor), on an aggregated basis, as permitted by Section 4.1(c) of the Operating Agreement. If the account of any family member is not controlled by the signatory hereto, such family member’s consent must also be obtained before it will be treated as a “Related Account” for these purposes.

Related account(s): ________________________________________________

4. General

This Agreement forms part of, and is incorporated by reference into, the Member’s Subscription Agreement and the Operating Agreement, and is governed by the laws of the State of Oregon. In the event of any conflict between this Agreement and the Operating Agreement, the Operating Agreement shall control. This Agreement may be executed in counterparts and delivered electronically.

[Signature Page]

Iron Bridge Mortgage Fund LLC · Iron Bridge Management Group LLC, Manager · Confidential.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MEMBER _______________________________ Signature Name: ______________________________ Title (if entity): _____________________ Date: ______________________________

COMPANY

Iron Bridge Mortgage Fund LLC

By: Iron Bridge Management Group LLC, its Manager

_______________________________

By:

Name: ______________________________

Title: ______________________________

Date: ______________________________

Iron Bridge Mortgage Fund LLC · Iron Bridge Management Group LLC, Manager · Confidential.

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